Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Katie A. Lorenson	Steven Carr
President & CEO	Sr.VP & CFO	Dresner Corporate Services
319.356.5800	763.545.9005	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS
Iowa City, Iowa, October 27, 2016 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its financial results for the three and nine months ended September 30, 2016. Net income for the third quarter of 2016 totaled $6.2 million, compared with $7.6 million for the same period last year. Both basic and diluted earnings per share were $0.54 for the third quarter of 2016, compared with $0.67 per share for the third quarter of 2015. After excluding the effects of $0.2 million ($0.1 million after tax) of expenses related to the merger of Central Bank into MidWestOne Bank, adjusted diluted earnings per share for the third quarter of 2016 were $0.55, compared to $0.68, after excluding $0.2 million ($0.2 million after tax) of expenses related to the merger with Central Bancshares, Inc., for the same period last year. Central Bancshares, Inc. merged into the Company on May 1, 2015, and Central Bank, a wholly owned subsidiary of the Company after the holding company merger, merged into MidWestOne Bank on April 2, 2016.
Earnings comparisons between the third quarter of 2016 and the same period in 2015 are highlighted by the following:

•
a $2.2 million, or 8.1%, decrease in net interest income, due primarily to a 7.0% decrease in interest income which included a $1.1 million decrease to merger-related discount accretion to $0.6 million; partially offset by

•	a decrease of $1.1 million in the provision for loan losses; and

•	a 4.7% increase in noninterest income, driven by increases in other gains of $0.3 million and loan origination and servicing fees of $0.1 million.
“While the third quarter was challenging, we are beginning to see tangible signs of progress as we integrate our two banks and cultures into one team,” stated President and Chief Executive Officer Charles N. Funk. “The 12.07% return on tangible equity we achieved for the quarter is a good start toward building a consistent earnings stream. Additionally, we ended the quarter with a large pipeline of commercial loans. We continue to make progress to rationalize our expenses, including having made significant progress in amortizing the balance of the FDIC indemnification receivable, which has had a negative impact on 2016 earnings. We continue to believe our future is very promising.”
Net income for the nine months ended September 30, 2016 was $16.5 million, a decrease of $0.4 million, or 2.1%, compared to $16.9 million of net income for the same period in 2015, with diluted earnings per share of $1.44 and $1.68 for the comparative nine month periods, respectively. The decrease in net income was due primarily to increased salaries and employee benefits expense, reflecting the increased number of employees of the Company after the holding company merger and $1.3 million of merger-related stay bonuses and severance expenses. The first nine months of 2016 results reflect a full nine months of operations after the merger with Central Bancshares, while the first nine months of 2015 included only five months of post-merger operations. The income for the nine months ended September 30, 2016 shows higher noninterest expense partially offset by increased net interest income and increased noninterest income. After excluding the effects of $4.2 million ($2.6 million after tax) of expenses related to the merger with Central Bank, adjusted diluted earnings per share for the nine months ended September 30, 2016, were $1.67, compared to $1.97, after excluding $3.4 million ($2.9 million after tax) of expenses related to the merger with Central Bancshares, Inc., for the same period last year.
Results of Operations
Net interest income of $24.6 million for the third quarter of 2016 decreased $2.2 million, or 8.1%, from $26.8 million for the third quarter of 2015, primarily due to a decrease of $2.1 million, or 7.0%, in interest income. A decrease in the merger-related discount accretion to $0.6 million for the third quarter of 2016 compared to $1.7 million for the third quarter of 2015, and generally lower rates being received on new loans, partially offset by an increase in average loan balances, resulted in loan interest income declining $2.4 million, or 8.8%, to $24.3 million for the third quarter of 2016 compared to the third quarter of 2015. Income from investment securities was $3.5 million for the third quarter of 2016, up from $3.3 million for the third quarter of 2015, which resulted from an increase of $19.3 million in the average balance, along with an increase of 6 basis points in the yield of investment securities between the two comparable periods. Interest expense increased $0.1 million, or 2.5%, to $3.3 million for the third quarter of 2016, compared to $3.2 million for the same period in 2015, primarily due to an increase in both the average balance and rate of FHLB borrowings. This increase was partially offset by decreases in the cost of interest on most other categories of interest-bearing liabilities. The decline in the cost of interest-bearing deposits was despite a decrease in the merger-related amortization of the purchase accounting premium on certificates of deposit, which acts to reduce interest expense, from $0.4 million for the third quarter of 2015, compared to $0.2 million merger-related amortization of the purchase accounting premium on certificates of deposit for the same period of 2016.
Net interest income for the nine months ended September 30, 2016, was $75.1 million, up $11.4 million, or 17.8%, from $63.7 million for the nine months ended September 30, 2015, primarily due to an increase of $12.8 million, or 17.8%, in interest income. Loan interest income increased $13.1 million, or 21.5%, to $74.1 million for the first nine months of 2016 compared to the first nine months of 2015, primarily due to the merger-related increase in average loan balances of $305.0 million, or 16.4%, between the two periods, and despite the effect of a decrease in the merger-related discount accretion to $2.4 million for the nine months ended September 30, 2016, compared to $3.0 million for the nine months ended September 30, 2015. Interest income on investment securities increased $0.3 million, or 3.1%, to $10.2 million for the first nine months of 2016 compared to the first nine months of 2015 primarily due to an increase of 13 basis points on the portfolio’s yield, somewhat offset by a decrease of $7.4 million in the average balance between the comparative periods. There was no income from loan pool participations in the first nine months of 2016 compared to $0.8 million of income in the first nine months of 2015, as the Company sold its remaining loan pool participations in June 2015, and has completely exited this line of business. Interest expense was $9.3 million for the nine months ended September 30, 2016, an increase of $1.4 million, or 17.7%, compared to the first nine months of 2015. Interest expense on deposits increased $0.9 million, or 16.2%, to $6.8 million for the nine months ended September 30, 2016 (including $0.8 million in merger-related amortization of the purchase accounting premium on certificates of deposit), compared to $5.9 million (including $1.0 million in merger-related amortization) for the nine months ended September 30, 2015.
The net interest margin for the third quarter of 2016, calculated on a fully tax-equivalent basis, was 3.72%, or 42 basis points lower than the net interest margin of 4.14% for the third quarter of 2015. A lower yield received on loans, combined with lower discount accretion, resulted in the lower margin. The Company posted a net interest margin of 3.83% for the first nine months of 2016, up 14 basis points from the net interest margin of 3.69% for the same period in 2015.
The provision for loan losses for the third quarter of 2016 was $1.0 million, a decrease of $1.1 million from $2.1 million in the third quarter of 2015. The higher provision expense in 2015 is primarily due to the greater volume of acquired loans coming out of purchase accounting and moving into the Company’s standard allowance for loan loss methodology. The provision for loan losses for the first nine months of 2016 was $3.2 million, down $0.4 million from $3.6 million for the same period in 2015, also primarily due to the lower level of loans moving from the purchased accounting portfolio to the Company’s standard methodology.
Noninterest income for the third quarter of 2016 increased to $5.7 million, up $0.2 million, or 4.7%, from $5.5 million in the third quarter of 2015. The greatest increase was in other gain (loss), which increased $0.3 million to a $0.3 million gain for the third quarter of 2016, compared to a negligible gain for the third quarter of 2015. Other gain (loss) represents gains and losses on other real estate owned, repossessed assets, and branch banking offices. The third quarter of 2016 reflects a net gain on other real estate owned of $0.1 million, a write down of other real estate owned of $0.5 million, and a net gain on the sale of the bank’s Davenport, Iowa branch of $0.7 million, while the third quarter of 2015 included a small net gain on other real estate owned. These items were previously classified as other service charges and fees, and have now been broken out to provide additional transparency. Loan origination and servicing fees increased from $1.0 million for the third quarter of 2015 to $1.2 million for the third quarter of 2016. These increases were partially offset by a decrease in trust, investment and insurance fees of $0.1 million, or 8.5%, from $1.4 million for the third quarter of 2015 to $1.3 million for the third quarter of 2016.
For the nine months ended September 30, 2016, noninterest income rose to $17.7 million, an increase of $3.2 million, or 21.7%, from $14.6 million during the same period of 2015. The greatest increase for the nine months ended September 30, 2016, was in other gain (loss), which increased $1.8 million to a gain of $1.4 million for the nine months ended September 30, 2016, compared to a loss of $0.4 million for the nine months ended September 30, 2015. The first nine months of 2016 reflect a net gain on other real estate owned of $0.8 million, and a net gain on the sale of the Rice Lake and Barron, Wisconsin, and Davenport, Iowa, branch offices of $1.2 million. The first nine months of 2015 included a net loss on other real estate owned of $0.4 million, due primarily the sale of the loan pool participations in June 2015. Other service charges and fees rose from $3.2 million for the nine months ended September 30, 2015, to $4.1 million for the nine months ended September 30, 2016, an increase of $0.9 million, or 30.4%. Another significant contributor to the overall increase in noninterest income was service charges and fees on deposit accounts, which increased $0.8 million to $3.9 million for the first nine months of 2016, compared with $3.1 million for the same period of 2015. Loan origination and servicing fees in the first nine months of 2016 increased $0.5 million, or 25.8%, from $2.1 million for the same period in 2015. These increases were partially offset by decreased gains on the sale of available for sale securities of $0.5 million between the two periods. In addition, trust, investment, and insurance fees also decreased to $4.2 million for the first nine months of 2016, a decline of $0.4 million, or 8.6%, from $4.6 million for the same period in 2015.
Third quarter 2016 noninterest expense was $20.4 million, up $0.1 million, or 0.5%, from the third quarter of 2015. Net occupancy and equipment expense increased $0.6 million, or 21.1%, from $2.7 million for the third quarter of 2015 to $3.3 million for the third quarter of 2016 due to the additional depreciation expense associated with the completion of the Company’s new operations center and remodeling of its corporate headquarters. Other operating expense for the third quarter of 2016 increased $0.2 million, or 8.5%, compared with the third quarter of 2015, and amortization expense increased from $0.8 million for the third quarter of 2015 to $1.0 million for the third quarter of 2016. These increases were partially offset by a decrease in salaries and employee benefits of $0.6 million, or 4.5%, and a decrease in data processing fees of $0.3 million, or 35.5%, due to merger-related cost savings. Merger-related expenses in the third quarter of 2016 were $0.2 million ($0.1 million after tax) relating to the merger of the banks, compared to $0.2 million ($0.2 million after tax) in the third quarter of 2015 relating to the holding company merger. The majority of the third quarter 2016 merger expenses were comprised of data processing expenses from bills received in the third quarter of 2016 relating to the bank merger, which were $0.1 million for the third quarter of 2016 compared to no merger-related data processing expenses in the third quarter of 2015. Merger-related professional fees expense decreased $0.1 million, or 90.7%, for the third quarter of 2016, compared with the third quarter of 2015.
“We are pleased with the progress we have made in reducing our noninterest expense compared to the second quarter of 2016. We decreased our noninterest expense from $22.8 million for the second quarter of 2016 to $20.4 million for the third quarter of 2016. In fact we are ahead of our internal projections,” stated Mr. Funk. “We believe we will be able to exceed our goals to further reduce noninterest expense during 2017. We believe that we can achieve our goal of sustaining an efficiency ratio below 60% during the next 12 to 15 months.”
Noninterest expense increased to $66.7 million for the nine months ended September 30, 2016 compared with $51.4 million for the nine months ended September 30, 2015, an increase of $15.3 million, or 29.8%. All categories of noninterest expense increased for the nine months ended September 30, 2016, with the exception of professional fees, which decreased $0.7 million, or 17.8%, due to lower merger-related expenses of $0.3 million for the first nine months of 2016 compared with $1.9 million for the same period last year. Salaries and employee benefits increased $8.5 million, or 29.4%, from $29.1 million for the nine months ended September 30, 2015, to $37.6 million for the nine months ended September 30, 2016. The increase includes $1.7 million of merger-related expenses for the nine months ended September 30, 2016, compared to $0.5 million for the same period in 2015. Net occupancy and equipment expense rose from $6.6 million for the first nine months of 2015 to $9.9 million for the same period of 2016, an increase of $3.3 million, or 49.9%. The increase in data processing expense for the nine months ended September 30, 2016, of $2.0 million, or 96.3%, was attributable primarily to contract termination expenses of $1.9 million in connection with the merger of the banks.
Income tax expense was $2.6 million for the third quarter of 2016 compared to $2.1 million for the same period in 2015, and was $6.3 million for the nine months ended September 30, 2016, compared to $6.4 million for the same period in 2015. This expense variation was primarily due to the partial recognition of rehabilitation and historic tax credits on the Company’s headquarters building in the amount of $1.3 million in the third quarter of 2015, as well as a change in the level of taxable income between the comparable periods.
Balance Sheet and Asset Quality
Total assets increased to $3.00 billion at September 30, 2016, from $2.98 billion at December 31, 2015, mainly attributable to an increase in investment securities, which increased $41.7 million, or 7.6%, and cash and cash equivalents, which increased $4.9 million, or 10.3%. These increases were partially offset by decreases in total loans of $10.1 million, or 0.5%, primarily due to the sale of our Rice Lake and Barron, Wisconsin, and Davenport, Iowa, branch offices, and decreases in other real estate owned of $5.4 million, or 60.9%. Total deposits at September 30, 2016, were $2.45 billion, a decrease of $17.6 million, or 0.7%, from December 31, 2015, again primarily due to the sale of our Rice Lake and Barron, Wisconsin, and Davenport, Iowa, branch offices. The mix of deposits saw a decrease in non-interest bearing demand deposits of $65.8 million, or 11.8%, and a decrease of $8.9 million, or 1.38%, in certificates of deposit between December 31, 2015 and September 30, 2016. These decreases were partially offset by increases between December 31, 2015 and September 30, 2016 of $50.2 million, or 4.7%, in interest-bearing checking deposits, and $6.9 million, or 3.7%, in savings deposits. Federal funds purchased increased $17.8 million, from $1.5 million at December 31, 2015, to $19.3 million at September 30, 2016, to help offset the overall decline in deposit balances. The Company initiated new long-term borrowings from an unaffiliated bank of $25.0 million during the second quarter of 2015 in connection with the closing of the holding company merger. At September 30, 2016, this note had an outstanding balance of $18.8 million, a decrease of $3.8 million, or 16.7%, from December 31, 2015, due to normal scheduled repayments. Securities sold under agreement to repurchase declined $4.0 million between December 31, 2015 and September 30, 2016, while FHLB borrowings increased $13.0 million, or 14.9%, between December 31, 2015, and September 30, 2016, to $100.0 million at September 30, 2016.

Total loans (excluding loans held for sale) decreased $10.1 million, or 0.5%, from $2.15 billion at December 31, 2015, to $2.14 billion at September 30, 2016. The decrease was primarily concentrated in residential real estate loans. This decrease was partially offset by increases in commercial real estate-other, commercial and industrial, farmland, and construction and development loans. As of September 30, 2016, the largest category of loans was commercial real estate loans, comprising approximately 48% of the portfolio, of which 6% of total loans were multifamily residential mortgages, 6% of total loans were construction and development, and 4% of total loans were farmland. Residential real estate loans was the next largest category at 23% of total loans, followed by commercial and industrial loans at 22%, agricultural loans at 6%, and consumer loans at 2%. The Company also held $22.3 million net of a discount of $4.8 million, or 1.0% of the total loan portfolio, in purchased credit impaired loans as a result of the merger.
“Our loan pipeline is robust, with most of the volume coming from the Twin Cities and Iowa City locations,” stated Mr. Funk. “While loan pricing remains very competitive, we have been successful in bringing many new deals to underwriting over the past 90 days. Some of the approved loans are construction loans and will take several months to produce significant volume.”
Nonperforming loans increased from $11.5 million, or 0.54% of total loans, at December 31, 2015, to $23.7 million, or 1.11% of total loans, at September 30, 2016. At September 30, 2016, nonperforming loans consisted of $15.4 million in nonaccrual loans, $7.4 million in troubled debt restructures (“TDRs”) and $0.9 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $4.0 million, TDRs of $7.2 million, and loans past due 90 days or more and still accruing of $0.3 million at December 31, 2015. Nonaccrual loans increased $11.4 million between December 31, 2015, and September 30, 2016, due primarily to the addition of one commercial loan customer with four loans totaling $10.4 million. The Company is actively working to resolve the issues with these four loans. The balance of TDRs increased $0.1 million between these two dates, as the addition of four loans totaling $0.5 million were partially offset by payments collected from TDR-status borrowers and the charge-off of two TDRs totaling $0.2 million. Loans 90 days past due and still accruing interest increased $0.7 million between December 31, 2015 and September 30, 2016. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) increased to $11.6 million at September 30, 2016, compared with $8.5 million at December 31, 2015. At September 30, 2016, other real estate owned (not included in nonperforming loans) was $3.5 million, down from $8.8 million of other real estate owned at December 31, 2015. During the first nine months of 2016, the Company had a net decrease of 29 properties in other real estate owned. As of September 30, 2016, the allowance for loan losses was $21.4 million, or 1.00% of total loans, compared with $19.4 million, or 0.90% of total loans at December 31, 2015. The allowance for loan losses represented 90.36% of nonperforming loans at September 30, 2016, compared with 168.52% of nonperforming loans at December 31, 2015. The Company had net loan charge-offs of $1.3 million in the nine months ended September 30, 2016, or an annualized 0.08% of average loans outstanding, compared to net charge-offs of $1.1 million, or an annualized 0.08% of average loans outstanding, for the same period of 2015.
“We are carefully monitoring the agricultural sector in Iowa, but believe our experienced staff of specialized lenders is well qualified to deal with our farm borrowers. We completed a stress test of this portfolio last quarter, and it indicated that we are positioned to weather the current environment. With that said, we will continue to be diligent in monitoring our entire loan portfolio for signs of deterioration,” said Mr. Funk.
Non-acquired loans with a balance of $1.61 billion had $20.9 million of the allowance for loan losses allocated to them, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.30%. Non-acquired loans are total loans minus those loans acquired in the Central Bancshares merger. New loans and renewed loans made after the merger are considered non-acquired loans.

	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$1,613,618	$—	$1,613,618	$20,941	1.30%	1.30%
Total Acquired Loans	543,418	15,204	528,214	454	0.08	2.88
Total Loans	$2,157,036	$15,204	$2,141,832	$21,395	1.00%	1.70%
Investment securities totaled $587.3 million at September 30, 2016, or 19.6% of total assets, an increase of $41.7 million, or 7.6%, from $545.7 million, or 18.3% of total assets, as of December 31, 2015. A total of $436.2 million of the investment securities were classified as available for sale at September 30, 2016, compared to $427.2 million at December 31, 2015. As of September 30, 2016, the portfolio consisted mainly of obligations of states and political subdivisions (43.9%), mortgage-backed securities and collateralized mortgage obligations (41.8%), and obligations of U.S. government agencies (1.0%). Investment securities held to maturity were $151.1 million at September 30, 2016, compared to $118.4 million at December 31, 2015.
Capital Adequacy
Total shareholders’ equity was $309.6 million as of September 30, 2016, compared to $296.2 million as of December 31, 2015, an increase of $13.4 million, or 4.5%. This increase was primarily attributable to net income of $16.5 million for the first nine months of 2016, a $1.8 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and a $0.6 million decrease in treasury stock due to the issuance of 27,067 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by the payment of $5.5 million in common stock dividends. No shares of Company common stock were repurchased in the third quarter of 2016. The total shareholders’ equity to total assets ratio was 10.31% at September 30, 2016, up from 9.94% at December 31, 2015. The tangible equity to tangible assets ratio was 7.94% at September 30, 2016, compared with 7.51% at December 31, 2015. Tangible book value per share was $20.31 at September 30, 2016, an increase from $19.10 per share at December 31, 2015.
“We believe our 8% tangible capital to asset goal is well within reach. Given our earnings potential, we are confident that the capital position of MidWestOne will continue to strengthen,” concluded Mr. Funk.
Sale of Davenport Branch Office
On August 5, 2016, MidWestOne Bank, a wholly owned subsidiary of the Company, completed the sale of its Davenport, Iowa, branch to CBI Bank and Trust headquartered in Muscatine, Iowa, a unit of Central Bancshares, Inc. (no relation to the former Central Bancshares, Inc. of Golden Valley, Minnesota). CBI Bank and Trust assumed approximately $12 million in deposits and $33 million in loans, and the Company realized a net gain of $0.7 million.
Quarterly Cash Dividend Declared
On October 11, 2016, the Company’s board of directors declared a quarterly cash dividend of $0.16 per common share, the same as the dividend paid last quarter. The dividend is payable December 15, 2016, to shareholders of record at the close of business on December 1, 2016. At this quarterly rate, the indicated annual cash dividend is equal to $0.64 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, October 28, 2016. To participate, please dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until January 29, 2017 by calling 877-344-7529 and using the replay access code of 10076461. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, and Florida. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol MOFG.
Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses and a reduction in net earnings; (2) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (3) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules) and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (8) the ability to attract and retain key executives and employees experienced in banking and financial services; (9) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (10) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (11) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (12) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (13) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) cyber-attacks; and (21) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, earnings per share excluding merger-related expenses, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2016	2016	2016	2015	2015
Tangible Equity
Total shareholders’ equity	$309,584	$305,195	$301,777	$296,178	$290,666
Less: Intangible assets, net of amortization and associated deferred tax liability	(77,327)	(77,859)	(78,234)	(78,323)	(77,761)
Tangible equity	$232,257	$227,336	$223,543	$217,855	$212,905
Tangible Assets
Total assets	$3,001,974	$3,002,194	$2,964,218	$2,979,975	$2,981,840
Less: Intangible assets, net of amortization and associated deferred tax liability	(77,327)	(77,859)	(78,234)	(78,323)	(77,761)
Tangible assets	$2,924,647	$2,924,335	$2,885,984	$2,901,652	$2,904,079
Common shares outstanding	11,435,860	11,435,860	11,425,035	11,408,773	11,406,431
Tangible Book Value Per Share	$20.31	$19.88	$19.57	$19.10	$18.67
Tangible Equity/Tangible Assets	7.94%	7.77%	7.75%	7.51%	7.33%

	For the Three Months Ended			For the Nine Months Ended
(dollars in thousands, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net Income	$6,222	$4,755	$7,615	$16,521	$16,880
Plus: Intangible amortization, net of tax(1)	631	660	520	1,980	1,388
Adjusted net income	$6,853	$5,415	$8,135	$18,501	$18,268
Average Tangible Equity
Average total shareholders’ equity	$307,005	$303,319	$286,256	$303,146	$242,872
Less: Average intangible assets, net of amortization	(81,212)	(82,268)	(81,419)	(82,237)	(62,164)
Average tangible equity	$225,793	$221,051	$204,837	$220,909	$180,708
Return on Average Tangible Equity (annualized)	12.07%	9.85%	15.76%	11.19%	13.52%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$24,581	$24,940	$26,759	$75,076	$63,724
Plus tax equivalent adjustment:(1)
Loans	432	423	393	1,285	1,078
Securities	739	750	722	2,253	2,192
Tax equivalent net interest income (1)	$25,752	$26,113	$27,874	$78,614	$66,994
Average interest earning assets	$2,754,120	$2,735,833	$2,672,522	$2,736,886	$2,427,945
Net Interest Margin	3.72%	3.83%	4.14%	3.83%	3.69%

Net Income	$6,222	$4,755	$7,615	$16,521	$16,880
Plus: Merger-related expenses	182	1,799	225	4,162	3,402
Net tax effect of above item(2)	(51)	(670)	(57)	(1,544)	(514)
Net income exclusive of merger-related expenses	$6,353	$5,884	$7,783	$19,139	$19,768
Diluted average number of shares	11,461,108	11,453,831	11,434,186	11,451,958	10,038,093
Return on Average Assets (annualized)	0.83%	0.64%	1.03%	0.74%	0.85%
Return on Average Equity (annualized)	8.06%	6.31%	10.55%	7.28%	9.29%
Earnings Per Common Share-Diluted	$0.54	$0.42	$0.67	$1.44	$1.68
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.55	$0.51	$0.68	$1.67	$1.97
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%
(2) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%

	For the Three Months Ended			For the Nine Months Ended
(dollars in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Operating Expense
Total noninterest expense	$20,439	$22,815	$20,342	$66,700	$51,367
Less: Amortization of intangibles	(970)	(1,015)	(800)	(3,046)	(2,136)
Operating expense	$19,469	$21,800	$19,542	$63,654	$49,231
Operating Revenue
Tax equivalent net interest income (1)	$25,752	$26,113	$27,874	$78,614	$66,994
Plus: Noninterest income	5,714	5,595	5,460	17,714	14,555
Less: Gain on sale or call of available for sale securities	—	(223)	—	(467)	(1,011)
Loss on sale of premises and equipment	37	(130)	5	53	15
Other (gain) loss	(306)	(54)	(29)	(1,378)	396
Operating revenue	$31,197	$31,301	$33,310	$94,536	$80,949
Efficiency Ratio	62.41%	69.65%	58.67%	67.33%	60.82%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of September 30, 2016	As of December 31, 2015	As of September 30, 2015
(dollars in thousands, except per share amounts)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$45,612	$44,199	$50,793
Interest-bearing deposits in banks	6,341	2,731	41,202
Federal funds sold	5	167	339
Cash and cash equivalents	51,958	47,097	92,334
Investment securities:
Available for sale	436,239	427,241	415,042
Held to maturity (fair value of $153,474 as of September 30, 2016 and $118,234 as of December 31, 2015)	151,110	118,423	102,920
Loans held for sale	2,742	3,187	4,111
Loans	2,141,832	2,151,942	2,137,212
Allowance for loan losses	(21,395)	(19,427)	(18,871)
Net loans	2,120,437	2,132,515	2,118,341
Premises and equipment, net	75,127	76,202	74,989
Accrued interest receivable	13,139	13,736	13,230
Goodwill	64,654	64,548	63,192
Other intangible assets, net	16,095	19,141	20,276
Bank-owned life insurance	46,905	46,295	45,962
Other real estate owned	3,452	8,834	8,299
Deferred income taxes	1,231	947	2,256
Other assets	18,885	21,809	20,888
Total assets	$3,001,974	$2,979,975	$2,981,840
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$493,820	$559,586	$532,058
Interest-bearing checking	1,114,536	1,064,350	828,296
Savings	196,426	189,489	425,740
Certificates of deposit under $100,000	332,194	348,268	368,620
Certificates of deposit $100,000 and over	308,956	301,828	313,364
Total deposits	2,445,932	2,463,521	2,468,078
Federal funds purchased	19,309	1,500	—
Securities sold under agreements to repurchase	63,469	67,463	69,228
Federal Home Loan Bank borrowings	100,000	87,000	87,000
Junior subordinated notes issued to capital trusts	23,667	23,587	23,560
Long-term debt	18,750	22,500	23,750
Deferred compensation liability	5,209	5,132	5,143
Accrued interest payable	1,552	1,507	1,578
Deferred income taxes	—	—	—
Other liabilities	14,502	11,587	12,837
Total liabilities	2,692,390	2,683,797	2,691,174
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at September 30, 2016 and December 31, 2015	$—	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at September 30, 2016 and December 31, 2015; issued 11,713,481 shares at September 30, 2016 and at December 31, 2015; outstanding 11,435,860 shares at September 30, 2016 and 11,408,773 shares at December 31, 2015	11,713	11,713	11,713
Additional paid-in capital	163,492	163,487	163,323
Treasury stock at cost, 277,621 shares as of September 30, 2016 and 304,708 shares at December 31, 2015	(5,776)	(6,331)	(6,380)
Retained earnings	134,935	123,901	117,374
Accumulated other comprehensive income	5,220	3,408	4,636
Total shareholders' equity	309,584	296,178	290,666
Total liabilities and shareholders' equity	$3,001,974	$2,979,975	$2,981,840

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
(unaudited) (dollars in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest income:
Interest and fees on loans	$24,343	$24,635	$26,697	$74,094	$60,959
Interest and discount on loan pool participations	—	—	—	—	798
Interest on bank deposits	63	70	13	141	29
Interest on federal funds sold	3	1	—	4	—
Interest on investment securities:
Taxable securities	2,088	1,912	1,914	5,924	5,721
Tax-exempt securities	1,394	1,420	1,365	4,251	4,149
Total interest income	27,891	28,038	29,989	84,414	71,656
Interest expense:
Interest on deposits:
Interest-bearing checking	810	776	706	2,346	1,903
Savings	50	60	48	216	128
Certificates of deposit under $100,000	801	719	641	2,089	1,758
Certificates of deposit $100,000 and over	813	719	1,090	2,171	2,083
Total interest expense on deposits	2,474	2,274	2,485	6,822	5,872
Interest on federal funds purchased	5	—	19	30	33
Interest on securities sold under agreements to repurchase	36	32	51	121	124
Interest on Federal Home Loan Bank borrowings	469	467	334	1,387	1,086
Interest on other borrowings	4	6	6	16	16
Interest on junior subordinated notes issued to capital trusts	215	196	191	608	399
Interest on subordinated notes	—	—	—	—	162
Interest on long-term debt	107	123	144	354	240
Total interest expense	3,310	3,098	3,230	9,338	7,932
Net interest income	24,581	24,940	26,759	75,076	63,724
Provision for loan losses	1,005	1,171	2,141	3,241	3,642
Net interest income after provision for loan losses	23,576	23,769	24,618	71,835	60,082
Noninterest income:
Trust, investment, and insurance fees	1,306	1,440	1,428	4,244	4,642
Service charges and fees on deposit accounts	1,346	1,283	1,297	3,887	3,098
Loan origination and servicing fees	1,162	755	1,025	2,636	2,096
Other service charges and fees	1,307	1,378	1,342	4,115	3,155
Bank-owned life insurance income	324	332	344	1,040	964
Gain on sale or call of available for sale securities	—	223	—	467	1,011
Gain (loss) on sale of premises and equipment	(37)	130	(5)	(53)	(15)
Other gain (loss)	306	54	29	1,378	(396)
Total noninterest income	5,714	5,595	5,460	17,714	14,555
Noninterest expense:
Salaries and employee benefits	11,641	13,321	12,191	37,607	29,054
Net occupancy and equipment expense	3,293	3,326	2,719	9,870	6,585
Professional fees	1,014	1,221	959	3,181	3,868
Data processing expense	599	809	928	3,981	2,028
FDIC insurance expense	412	398	431	1,231	1,058
Amortization of intangible assets	970	1,015	800	3,046	2,136
Other operating expense	2,510	2,725	2,314	7,784	6,638
Total noninterest expense	20,439	22,815	20,342	66,700	51,367
Income before income tax expense	8,851	6,549	9,736	22,849	23,270
Income tax expense	2,629	1,794	2,121	6,328	6,390
Net income	$6,222	$4,755	$7,615	$16,521	$16,880

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Nine Months Ended September 30, 2016	As of and for the Six Months Ended June 30, 2016	As of and for the Three Months Ended March 31, 2016	As of and for the Year Ended December 31, 2015	As of and for the Nine Months Ended September 30, 2015
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$27.07	$26.69	$26.41	$25.96	$25.48
Tangible book value per share, net of associated deferred tax liability on intangibles	20.31	19.88	19.57	19.10	18.67
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)	7.94%	7.77%	7.75%	7.51%	7.33%
Total shareholders’ equity/total assets	10.31	10.17	10.18	9.94	9.75
Total loans/total deposits	87.57	88.01	89.41	87.35	86.59
Asset Quality:
Gross loans	$2,141,832	$2,168,126	$2,172,391	$2,151,942	$2,137,212
Allowance for loan losses	21,395	21,197	20,245	19,427	18,871
Net charge-offs	1,273	466	247	2,068	1,134
Loans past due 30 - 89 days	11,558	16,805	9,150	8,491	13,533
Other real estate owned	3,452	4,143	6,169	8,834	8,299
Non-performing loans
Non-accrual loans	$15,377	$14,950	$16,486	$4,012	$5,147
Restructured loans	7,358	7,181	7,317	7,232	7,490
Loans 90+ days past due and still accruing interest	942	1,302	527	284	132
Total non-performing loans	$23,677	$23,433	$24,330	$11,528	$12,769

Net loan charge-offs/average loans - annualized	0.08%	0.04%	0.05%	0.11%	0.08%
Nonperforming loans/total loans	1.11	1.08	1.12	0.54	0.60
Nonperforming loans + other real estate/total assets	0.90	0.92	1.03	0.68	0.71
Allowance for loan losses/total loans	1.00	0.98	0.93	0.90	0.88
Allowance for loan losses/nonperforming loans	90.36	90.46	83.21	168.52	147.79

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(unaudited, dollars in thousands, except per share amounts)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Per Share Data:
Ending number of shares outstanding	11,435,860	11,435,860	11,406,431	11,435,860	11,406,431
Average number of shares outstanding	11,435,860	11,431,252	11,406,132	11,428,063	10,010,926
Diluted average number of shares	11,461,108	11,453,831	11,434,186	11,451,958	10,038,093
Earnings per common share - basic	$0.54	$0.42	$0.67	$1.45	$1.69
Earnings per common share - diluted	0.54	0.42	0.67	1.44	1.68
Dividends paid per common share	0.16	0.16	0.15	0.48	0.45
Performance Ratios:
Return on average assets - annualized	0.83%	0.64%	1.03%	0.74%	0.85%
Return on average shareholders’ equity - annualized	8.06	6.31	10.55	7.28	9.29
Return on average tangible equity - annualized	12.07	9.85	15.76	11.19	13.52
Net interest margin	3.72	3.83	4.14	3.83	3.69
Efficiency ratio*	62.41	69.65	58.67	67.33	60.82
Average Balances:
Total loans	$2,150,195	$2,176,693	$2,124,037	$2,164,740	$1,859,735
Total loan pool participations	—	—	—	—	13,413
Interest-earning assets	2,754,119	2,735,833	2,672,522	2,736,886	2,427,945
Total assets	2,995,521	2,984,900	2,926,612	2,984,220	2,640,774
Interest-bearing deposits	1,946,085	1,932,354	1,889,394	1,920,243	1,708,742
Interest-bearing liabilities	2,165,042	2,144,702	2,091,710	2,147,610	1,902,274
Total equity	307,005	303,319	286,256	303,146	242,872

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities, premises and equipment, and other gain/loss. A lower efficiency ratio is more desirable.